Exhibit 99.1

Ocuphire Pharma Announces Appointment of Joseph Schachle, M.B.A., as Chief Operating Officer

Mr. Schachle Brings Over 30 Years of Experience in Biotech and Pharma with Expertise Across Multiple Functional Areas Including Corporate and Commercial Operations

FARMINGTON HILLS, Mich., November 27, 2023 (GLOBE NEWSWIRE) – Ocuphire Pharma, Inc. (Nasdaq: OCUP), a clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing small-molecule therapies for the treatment of retinal and refractive eye disorders, today announced the appointment of Joseph (Joe) K. Schachle, M.B.A., into the newly created role of Chief Operating Officer, effective today.

“Joe is a highly accomplished pharmaceutical executive, and we are thrilled to welcome him to Ocuphire as Chief Operating Officer,” said Dr. George Magrath, CEO of Ocuphire. “His appointment is part of a broader strategic initiative to expand our senior team as we plan for advancement of our lead retina asset, APX3330, into registrational studies and prepare the company for success. Joe brings diverse experience, including in ophthalmology, from some of the world’s leading life science companies. He has held senior roles across multiple functional areas including operations, sales and marketing. He has a strong track record in creating strategic alignment and propelling execution across different organizational structures, experience that will be valuable to Ocuphire’s ongoing and future initiatives.”

Joseph Schachle commented, “Joining Ocuphire at this transformational stage as the company pioneers the development of an oral therapy for diabetic retinopathy is an exciting new chapter in my career. I am very pleased to lead operations at a company that is committed to improving standards of eye care. I am eager to collaborate with my new colleagues as we prepare Ocuphire for the next stage of growth.”

Mr. Schachle was most recently Chief Operating Officer of Opus Genetics, a gene therapy company focused on rare, inherited retinal diseases. In this role, he managed multiple corporate functions including human resources, finance, legal, investor relations, facilities, information technology, and commercial. He was employed at Grifols from 2013 to 2014 and again from 2017 to 2021 where he held various senior positions including Head of Global Marketing Operations and Vice President of Customer Experience Enablement. From 2014 to 2017, he served as Chief Operating Officer at Parion Sciences. From 2001 to 2002 and 2003 to 2011, he was employed at Inspire Pharmaceuticals where he oversaw multiple partnering deals and promoted three eye care brands. Inspire was acquired by Merck in 2011, and Mr. Schachle led the integration efforts at the time of this transaction. From 2002 to 2003, he was employed at MedImmune as Director of Anti-Infective Marketing. Prior to that, from 1992 to 2001, he was employed at GSK where he held various marketing roles across respiratory, CNS, oncology and HIV. Mr. Schachle received an MBA from Old Dominion University, VA, and a BBA in Marketing from James Madison University, VA.

About Ocuphire Pharma
Ocuphire Pharma, Inc. is a clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing small-molecule therapies for the treatment of retinal and refractive eye disorders.
Ocuphire’s lead retinal product candidate, APX3330, is a first-in-class small-molecule inhibitor of Ref-1 (reduction oxidation effector factor-1 protein). Ref-1 is a regulator of the transcription factors HIF-1a and NF-kB. Inhibiting REF-1 reduces levels of vascular endothelial growth factor (“VEGF”) and inflammatory cytokines which are known to play key roles in ocular angiogenesis and inflammation. Through inhibition of Ref-1, APX3330 normalizes the levels of VEGF to physiologic levels, unlike biologics that deplete VEGF below the levels required for normal function. APX3330 is an oral tablet to be administered twice per day for the treatment of diabetic retinopathy (“DR”). A Phase 2 study in subjects with DR and an End-of-Phase 2 meeting have recently been completed, and a Special Protocol Assessment is planned to be submitted with the U.S. Food and Drug Administration (FDA).
DR affects approximately 10 million people with diabetes and is projected to impact over 14 million Americans by 2050. DR is classified as Non-Proliferative Diabetic Retinopathy (“NPDR”), the early stage of the disease in which symptoms may be mild or non-existent or Proliferative Diabetic Retinopathy (“PDR”) which is the more advanced stage of diabetic eye disease that can be highly symptomatic with loss of vision. Approximately 80% of DR patients have NPDR that will progress to PDR if left untreated. Despite the risk for visual loss associated with this disease, over 90% of NPDR patients currently receive no course of treatment apart from observation by their eye care specialist until they develop sight-threatening complications. This is due to the treatment burden of the frequent eye injections required with currently approved therapies for this disease. APX3330 as an oral tablet has the potential to be an early, non-invasive treatment for the 8 million NPDR patients in the U.S. Treatment with APX3330 is expected to delay or prevent progression of NPDR, thereby reducing the need for expensive intravitreal injections with anti-VEGF therapies and reducing the likelihood of vision loss due to DR.
Ocuphire has also in-licensed APX2009 and APX2014, which are second-generation analogs of APX3330. The unique dual mechanism of action of these Ref-1 inhibitors of reducing angiogenesis and inflammation could potentially be beneficial in treating other retinal diseases such as age-related macular degeneration, and geographic atrophy. Ocuphire is currently evaluating local delivery routes in addition to the systemic (oral) route as part of its pipeline expansion in retinal therapies.

Ocuphire has a partnership with Viatris, Inc. to develop and commercialize phentolamine ophthalmic solution 0.75%. Phentolamine is a non-selective alpha-1 and alpha-2 adrenergic antagonist designed to reduce pupil size by uniquely blocking the alpha-1 receptors found on the iris dilator muscle without affecting the ciliary muscle. In September 2023, the FDA approved RYZUMVI™ (phentolamine ophthalmic solution 0.75%) to treat pharmacologically induced mydriasis produced by adrenergic agonists (e.g., phenylephrine) or parasympatholytic agents (e.g., tropicamide). Phentolamine ophthalmic solution 0.75% is also in Phase 3 clinical development for the treatment of presbyopia and dim light (night) vision disturbances.

For more information, visit www.ocuphire.com.
Forward Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the End-of-Phase 2 meeting with the FDA to confirm Phase 3 registration endpoints, study parameters for Phase 3 pivotal studies, Phase 3 development, FDA agreement on Special Protocol Assessment, the potential for APX330 to be the first non-invasive, early treatment to delay or prevent progression to vision-threatening complications, ability to fund operations into 2025, and the commercialization of RYZUMVI™. These forward-looking statements are based upon Ocuphire’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: (i) the success and timing of regulatory submissions and pre-clinical and clinical trials, including enrollment and data readouts; (ii) regulatory requirements or developments; (iii) changes to clinical trial designs and regulatory pathways; (iv) changes in capital resource requirements; (v) risks related to the inability of Ocuphire to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; (vi) legislative, regulatory, political and economic developments, (vii) changes in market opportunities, (viii) the effects of COVID-19 on clinical programs and business operations, (ix) risks that the phentolamine ophthalmic solution partnership may not facilitate the commercialization or market acceptance of Ocuphire’s product candidates; (x) the success and timing of commercialization of any of Ocuphire’s product candidates and (xi) the maintenance of Ocuphire’s intellectual property rights. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors detailed in documents that have been and may be filed by Ocuphire from time to time with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ocuphire undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Corporate	Investor Relations
George Magrath M.D., M.B.A., M.S. CEO ir@ocuphire.com	Corey Davis, Ph.D. LifeSci Advisors cdavis@lifesciadvisors.com